Exhibit 99.1

Annual Servicer’s Certificate
Provided by Nissan Motor Acceptance Corporation
to Holders of Notes and Certificates

NISSAN MOTOR ACCEPTANCE CORPORATION

OFFICER'S CERTIFICATE

The undersigned, Jeffrey L. Edwards, Vice-President, Operations of NISSAN MOTOR ACCEPTANCE CORPORATION, a California corporation (the “Company”), does hereby certify, in his capacity as an Authorized Officer of the Company:

(1)           the undersigned has caused a review, under his supervision, to be made of:  i) the activities; and ii) the performance under the Agreement, of the Company during the period July 31, 2007 through March 31, 2008 (the “Reporting Period”); and

(2)           to the best of the undersigned’s knowledge, based upon such review, i) the Company has fulfilled all its obligations under the Agreement in all material respects during the Reporting Period; and ii) to the best knowledge of the undersigned, no Servicer Default has occurred.

This Officer’s Certificate is being furnished pursuant to (i) Section 3.01(c) of the Servicing Agreement, dated as of March 1, 1999, as amended, by and among Nissan-Infiniti LT, NILT Trust and the Company (the “Transaction Parties”); and (ii) Section 8.11(a)(ii) of the 2007-A Servicing Supplement, dated as of July 31, 2007, by and among the Transaction Parties (the “Agreement”).

Capitalized terms not otherwise defined herein have the meaning assigned to them in the Agreement.

IN WITNESS WHEREOF, I have set my hand effective as of the 23rd day of June, 2008.

                            /s/ Jeffrey L. Edwards
                            Jeffrey L. Edwards
                            Vice President, Operations